                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.      )



                             Photon Dynamics, Inc.
                   -----------------------------------------
                               (Name of Issuer)




                                     Common
                   -----------------------------------------
                        (Title of Class of Securities)




                                  719364101
                   -----------------------------------------
                                (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 719364101
          ---------------------


  (1)     NAMES OF REPORTING PERSONS      LG Electronics Inc.

          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                          93-1060026
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
                          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                          Korea
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    534,375
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     N/A
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   534,375
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               N/A
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  534,375
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]
                  N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  7.99%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                  CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              PAGE 2 OF 4 PAGES

CUSIP NO. 719364101
          ---------------------


ITEM 1(a).   Name of Issuer:

                     Photon Dynamics, Inc.

ITEM 1(b).   Address of Issuer's Principal Executive Offices:

                     6325 San Ignacio Avenue
                     San Jose, CA 95119-1202

ITEM 2(a)   Name of Person Filing:

                     LG Electronics Inc.

ITEM 2(b)   Address of Principal Business Office or, if none, Residence:

                     3003 North First Street
                     San Jose, CA 95134-2004

ITEM 2(c)   Citizenship:

                                      REPUBLIC OF KOREA

ITEM 2(d)   Title of Class of Securities:

                                      COMMON STOCK

ITEM 2(e)   CUSIP Number:

                                      719364101

ITEM 3.     NOT*APPLICABLE

ITEM 4.  OWNERSHIP

      (a)   Amount Beneficially Owned:                                 534,375

      (b)   Percent of Class:                                             7.99%

      (c)   Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:                534,375

        (ii)  shared power to vote or to direct the vote:                  N/A

       (iii)  sole power to dispose or to direct the disposition of:   534,375

        (iv)  shared power to dispose or to direct the disposition of:     N/A



ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                               Page 3 of 4 pages

CUSIP NO. 719364101
          ---------------------


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         NOT APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NOT APPLICABLE


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE


ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           February 17, 1998
                      ------------------------------
                                      Date

                      /s/  Michael J. Kim
                      ------------------------------
                                   Signature

                           Michael J. Kim
                           Executive Director
                      ------------------------------
                                   Name/Title









                               Page 4 of 4 pages